Exhibit d(6)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to Investment Advisory Agreement (this “Amendment”), effective as of August 30, 2018, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (the “Advisor,” and, together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Advisory Agreement, dated as of February 1, 2016, as amended effective April 29, 2016, by and between the Trust and the Advisor (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein the Advisor agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement for the following purposes: (a) to specify that the Advisor may delegate certain of its advisory services to an affiliated investment adviser or participating affiliate, subject to the oversight of the Advisor and the ultimate authority of the Trust’s Board of Trustees, and (b) to reduce the management fee for the Appendix A-3 Funds effective starting October 1, 2018.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

A. Section 2 of the Agreement is hereby amended to add paragraph (c), to read as follows:

2. Duties of Advisor.

. .. .

(c) Delegation. The Advisor may delegate certain of its duties under this Agreement with respect to a Fund to one or more investment advisers or participating affiliates that control the Advisor, are controlled by the Advisor or are under common control with the Advisor (each, an “Advisory Affiliate”), provided that the services rendered by any Advisory Affiliate will be subject to the oversight of the Advisor and the ultimate authority of the Trust’s Board of Trustees. Any such delegation will be made pursuant to a written agreement, subject to the approval of the Trust’s Board of Trustees to the extent required by applicable law, and in accordance with applicable requirements of the 1940 Act, the Advisers Act the rules and regulations promulgated thereunder and other then-applicable regulatory requirements. The Advisor is solely responsible for payment of any fees or other charges to an Advisory Affiliate arising from such delegation, and the Trust shall have no liability therefor.

B. Appendix B to the Agreement is hereby amended to reduce the A-3 Management Fee for the Appendix A-3 Funds beginning on October 1, 2018.

C. The Agreement will otherwise remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett

Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	August 30, 2018	Date:	August 30, 2018

APPENDIX B

MATTHEWS INTERNATIONAL FUNDS INVESTMENT MANAGEMENT FEE SCHEDULE

(effective October 1, 2018)

The A-1 Management Fee for the Appendix A-1 Funds is as follows:

Portfolio Value of the Appendix A-1 Funds	Investment Management Fee as a Percent of Portfolio Value of the Appendix A-1 Funds (Not to Exceed)
Up to $2 Billion	0.75% of average daily net assets
Over $2 Billion up to $5 Billion	0.6834% of average daily net assets
Over $5 Billion up to $25 Billion	0.65% of average daily net assets
Over $25 Billion up to $30 Billion	0.64% of average daily net assets
Over $30 Billion up to $35 Billion	0.63% of average daily net assets
Over $35 Billion up to $40 Billion	0.62% of average daily net assets
Over $40 Billion up to $45 Billion	0.61% of average daily net assets
Over $45 Billion	0.60% of average daily net assets

The A-2 Management Fee for the Appendix A-2 Funds is as follows:

Portfolio Value of Each Appendix A-2 Fund	Investment Management Fee as a Percent of Portfolio Value of Each Appendix A-2 Fund (Not to Exceed)
Up to $1 Billion	1.00% of average daily net assets
Over $1 Billion	0.95% of average daily net assets

The A-3 Management Fee for the Appendix A-3 Funds is as follows: an investment management fee of 0.55% of average daily net assets.

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett

Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	October 1, 2018	Date:	October 1, 2018